EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bancorp Announces Amended Year-End Results

Tracy, California - March 5, 2007


         Service 1st Bancorp (the "Company", OTCBB: SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., today announced an amendment of its press release issued January 30, 2007 regarding its year-end 2006 report of financial results. The amendment includes reductions for the year ended December 31, 2006 to (a) net income from $1,099,506 as reported to $847,121; (b) basic earnings per share from $.46 as reported to $.36; and (c) diluted earnings per share from $.43 as reported to $.33. In addition to these corrections, the Company will also be working with its accounting firm to amend the Form 10-QSB for the quarter ended June 30, 2006, which was filed with the Commission on August 14, 2006 and the Form 10-QSB for the quarter ended September 30, 2006, which was filed with the Commission on November 14, 2006.

         The corrections to net income and earnings per share were the result of an adjustment to the Company's accrual for income taxes. Beginning in April of 2006, the Company's subsidiary, Service 1st Bank, began to fund tax leases. The leases have the effect of substantially reducing and deferring the Company's current income tax liability. In computing the tax accrual, the Company incorrectly included the tax benefit related to these leases as a permanent timing difference. The Company's accounting firm has informed the Company that the tax benefits for the leases were appropriate for computing the tax liability on the tax return, but should not have been utilized in computing tax expense for financial reporting purposes. The Company will complete the amended Forms 10-QSB for June 30, 2006 and September 30, 2006 as soon as possible after the Company's accounting firm completes its review of those documents.

         The following amended discussion of the Company's results of operations for the year ended December 31, 2006 reflects the above-described corrections:

                   Service 1st Bancorp Continues Strong Growth

         The Company finished 2006 with a strong growth in assets, deposits and net loans for the seventh consecutive year. Total assets increased 34.1% to end at $227,065,390 as compared to $169,329,270 at year-end 2005. Total deposits expanded to $199,955,091 for a 32.3% gain over $151,141,667 at year-end 2005.
Net loans grew 37.5% for a total of $113,508,174 compared to $82,533,132 at year-end 2005.

         Service 1st Bank opened a third full-service branch office to meet the needs of many shareholders and customers who reside in Lodi. This branch office opened in August 2006 and as of year-end reflected $44,000,000 in deposits. "This was a strong performance for a new office" said Chairman John O. Brooks.

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         Additionally, the Company launched a new operating subsidiary called
Charter Services Group, Inc. "Charter was organized to provide consulting services to groups desiring to open a new community bank with the goal of adding incremental income to the Company in the future" said Chairman Brooks.

         Total gross income for the Company increased 47.6% to $13,529,791 in 2006 compared to $9,166,076 in 2005. However, due to a substantial increase in interest expense coupled with the cost of opening the Lodi branch office and Charter Services Group, net income declined 40.45% from $1,422,619 at year-end 2005 to $847,121 at year-end 2006, reflecting basic earnings per share of $.35 versus $.60 in 2005 and diluted earnings per share of $.33 versus $.56 in 2005.

         "Interest expense increased dramatically with four increases to the prime rate in 2006 which contributed to the compression of the net interest margin, while at the same time, the total general and administrative expense increased 37.8% primarily in the categories of salary expense and occupancy expense due to branch office operations in Lodi and operations of the Company's new subsidiary, Charter Services Group, Inc." said Chairman Brooks.

         "Overall financial results for year-end 2006 were less than desired, but we believe that the Company is positioned to benefit from potential future contributions by the new Lodi branch office and Charter Services Group", said Chairman Brooks.

               About Service 1st Bank and Charter Services Group:
               --------------------------------------------------

         Service 1st Bank operates three full service branch offices in Lodi, Stockton, and Tracy. Charter Services Group operates from an office in Lodi. For inquiries or comments please contact John Brooks at (209) 820-7953, Bryan Hyzdu at (209) 333-5018 or Robert Bloch (209) 820-7923, respectively.

                           Forward Looking Statements:
                           ---------------------------

         Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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